UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  02/23/2010

Webster Financial Corporation
(Exact name of registrant as specified in its charter)

Commission File Number:  001-31486

Delaware	06-1187536
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

Webster Plaza
Waterbury, Connecticut 06702
(Address of principal executive offices, including zip code)

203-465-4364
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.    Regulation FD Disclosure

Webster Financial Corporation's (NYSE: WBS)("Webster") Chairman and Chief Executive Officer, James C. Smith, and Senior Executive Vice President and Chief Financial Officer, Jerry Plush, will be making a presentation at the 2010 Keefe, Bruyette & Woods Bank Conference on February 24, 2010 from 8:00 a.m. to 8:40 a.m.. Presentation slides and a link to the live webcast will be available in the Investor Relations section of Webster's website at www.wbst.com

Item 8.01.    Other Events

On February 2, 2010, Webster Financial Corporation announced that it had detected and halted an embezzlement scheme at a subcontractor that provided bulk cash processing on behalf of a major vendor of Webster. Subsequent to that announcement, the president of that subcontractor has been arrested by law enforcement officials and a receiver has been appointed for the assets of the subcontractor and its affiliated entities. The subcontractor maintains an insurance policy with Webster identified as a loss payee in an amount in excess of Webster's maximum potential exposure. As a result of these recent developments, however, the claim is not expected to be resolved in the first quarter of 2010 and there can be no assurance of recovery. Therefore, Webster will take an $11 million charge to earnings associated with this event in the first calendar quarter of 2010, and will continue to pursue every avenue for recovery.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Webster Financial Corporation

Date: February 23, 2010	By:	/s/ Theresa M. Messina
Theresa M. Messina
Principal Accounting Officer